May 4, 1999

Mr. Jack Eickhoff
Chief Financial Officer
Ceridian Corporation
8100 34th Avenue South
Minneapolis, MN 55425-1640

Re:  $450,000,000 SENIOR CREDIT FACILITY

Dear Jack:

Bank of America National Trust and Savings Association ("Bank of America") is pleased to offer its commitment to lend $450,000,000 (the "Facility"), upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the "Summary of Terms"). NationsBanc Montgomery Securities LLC ("NMS") is pleased to advise you of its willingness to act as sole and exclusive Lead Arranger and Book Manager for the Facility and if required to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Facility.

If the Facility is syndicated, Bank of America will act as sole and exclusive Administrative Agent for the Facility and NMS will act as sole and exclusive Lead Arranger and Book Manager for the Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval.

At Bank of America's option, NMS may commence syndication efforts, and you agree to actively assist NMS in achieving a syndication of the Facility that is satisfactory to it. Such assistance shall include (a) your providing and causing your advisors to provide us and the other Lenders upon request with all information reasonably deemed necessary by us to complete syndication; (b) assistance in the preparation of an Offering Memorandum to be used in connection with the syndication; (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships; and (d) otherwise assisting us in our syndication efforts, including by making senior management and advisors of the Borrower and its subsidiaries available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that Bank of America and NMS, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at our sole discretion and that any syndication prior to execution of the definitive documentation for the Facility will reduce the commitment of Bank of America.

Ceridian Corporation
May 4, 1999
Page 2


The commitment of Bank of America hereunder and the agreement of NMS to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner acceptable to us in our reasonable judgment: (a) each of the terms and conditions set forth herein and in the Summary of Terms; (b) the completion of all due diligence with respect to the Borrower and its subsidiaries and any entity proposed to be acquired with the proceeds of the Facility ("Target Company") in scope and determination satisfactory to us in our reasonable judgment; (c) our satisfaction that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower other than the amount available under the existing Amended and Restated Credit Agreement and the amount obtained under the proposed $450,000,000 debt offering; (d) the negotiation, execution and delivery of definitive documentation for the Facility consistent with the Summary of Terms and otherwise satisfactory to us; (e) no change, occurrence or development that could, in our reasonable opinion, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole, or Target Company and its subsidiaries taken as a whole, shall have occurred or become known to us; and
(f) our not becoming aware after the date hereof of any information or other matter which in our reasonable judgment is inconsistent in a material and adverse manner with any information or other matter relating to the Borrower, the Target Company or the contemplated transaction with the Target Company disclosed to us prior to the date hereof (in which case we may, in our reasonable judgment, suggest alternative financing amounts or structures that ensure adequate protection for us, or for the Lenders, or terminate this letter and any commitment or undertaking hereunder).

You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to us or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and its subsidiaries, or Target Company and its subsidiaries, that have been or are hereafter made available to us or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Facility so that the representation, warranty and covenant in the preceding sentence is correct on such closing date. You understand that in arranging and syndicating the Facility, Bank of America and NMS will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, the Borrower agrees to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses, the allocated cost of internal counsel and due diligence expenses) incurred before or after the date hereof by us in connection with the Facility and any syndication thereof.

You agree to indemnify and hold harmless Bank of America, NMS, each Lender and each of their affiliates and their directors, officers, employees, advisors and agents (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel and the allocated cost of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) any matters contemplated by this letter, any related transaction, the Facility or any use made or proposed to be made with the proceeds thereof unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such

Ceridian Corporation
May 4, 1999
Page 3


Indemnified Party. No Indemnified Party shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks or other similar information transmission systems in connection with the Facility. You agree that no Indemnified Party shall have any liability for any indirect or consequential damages in connection with its activities related to the Facility.

The terms of this letter, the Summary of Terms and the fee letter between Bank of America and you (the "Fee Letter") are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Facility or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent. We hereby specifically consent to the disclosure of this letter and the Summary of Terms (but NOT the Fee Letter) to Target Company and its stockholders and their respective attorneys, financial advisors, and accountants in connection with the tender offer with respect to Target Company (the "Transaction"), in any filing with the Securities and Exchange Commission or any other federal or state regulatory body in connection with the Transaction to the extent required by law, in a press release and other disclosure to the extent necessary to comply with applicable securities laws, at any time following (i) your signed acceptance hereof and (ii) the payment of the fees set forth in the Fee Letter to be paid upon your acceptance of this letter. Without limiting the foregoing, in the event that you disclose the contents of this letter or the Summary of Terms in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this letter. Notwithstanding any such disclosure to any other person or entity, this letter sets forth the understanding among the parties hereto and may not be relied upon by any other person or entity (other than the Indemnified Parties).

The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facility shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

This letter and the Fee Letter shall be governed by laws of the State of California. This letter, together with the Summary of Terms and the Fee Letter, are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This letter may be modified or amended only by the written agreement of all of us. This letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. Pacific standard time on May 6, 1999 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on June 15, 1999 unless definitive documentation for the Facility is executed and delivered prior to such date.

THIS WRITTEN AGREEMENT (WHICH INCLUDES THE SUMMARY OF TERMS AND CONDITIONS) AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Ceridian Corporation
May 4, 1999
Page 4


We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

By: /s/ Name Illegible
    ---------------------------------
Title:  Vice President

NATIONSBANC MONTGOMERY SECURITIES LLC

By: /s/ Name Illegible
    ---------------------------------
Title:  Vice President

Accepted and Agreed to as of May 6, 1999:

CERIDIAN CORPORATION

By: /s/ John H. Grierson
    ---------------------------------
Title:  Vice President and Treasurer

Confidential                                               CERIDIAN CORPORATION
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                          SUMMARY OF TERMS AND CONDITIONS
                                CERIDIAN CORPORATION
                        $450,000,000 SENIOR CREDIT FACILITY


BORROWER:                          A wholly-owned subsidiary (the "Purchaser")
                                   of Ceridian Corporation (the "Borrower") will acquire by tender offer all (or in any event not less than the minimum amount necessary to permit a Purchaser to prevail in a vote for a merger between Purchaser and Acquired
                                   Company) of the outstanding shares ("Shares") of ABR Information Services (the "Acquired
                                   Company") at a per share price not to exceed
                                   $25.50 per share (the "Transaction").

LENDER: Bank of America National Trust and Savings Association ("Bank of America" or the "Bank").

INTERIM TERM LOAN:                 An unsecured, non-revolving term loan
                                   facility in the principal amount of
                                   $450,000,000 ("Facility") will be available upon the terms and conditions hereinafter set forth.

PURPOSE: The proceeds of the Facility shall be used solely to capitalize the Purchaser in order to enable it to make any required payment for Shares in accordance with the Purchase Agreement (as defined below), to enable Borrower and the Purchaser to pay transaction fees and expenses required for the Transaction and to invest in cash equivalents until payment for the foregoing purposes is made.

INTEREST RATES:                    As set forth in Addendum I.

FEES/EXPENSES:                     As set forth in Addendum I and the Fee
                                   Letter.

MATURITY:                          The Facility shall terminate and all amounts
                                   shall be due and payable 6 months from
                                   Closing.

CLOSING: The date of execution of definitive loan documents. To occur on or before June 15, 1999.

AVAILABILITY:                      Loans made under the Facility shall be
                                   available in not more than three borrowings within a period after Closing to be specified
                                   (coincident with the consummation of the Transaction), subject to conditions precedent as outlined below and the specified use of proceeds described above.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                        This Facility shall be repaid and the
                                   commitment shall be reduced by 100% of the net proceeds of the planned $450,000,000 debt issuance, by the net proceeds of any equity issuance (other than pursuant to employee stock option exercise), or by the net proceeds of certain asset dispositions, in each case, by Borrower or Acquired Company.
                                   Optional prepayments will be permitted.

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Confidential                                               CERIDIAN CORPORATION
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CONDITIONS PRECEDENT:              Usual and customary for a transaction of this
                                   type, including but not limited to
                                   satisfactory results in all material respects from the following:

                                   (i)    The completion of all due diligence,
                                          including receipt of combined
                                          projections, with respect to the
                                          Acquired Company in scope and
                                          determination satisfactory to Bank of
                                          America in its reasonable discretion.

                                   (ii)   The negotiation, execution and
                                          delivery of definitive documentation
                                          for the Facility satisfactory to Bank
                                          of America, which shall include,
                                          without being limited to:
                                          (a) satisfactory opinions of counsel
                                          to the Borrower (which shall cover,
                                          among other things, authority,
                                          legality, validity, binding effect
                                          and enforceability of the documents
                                          for the Facility and
                                          non-contravention of laws and other
                                          contracts in relation to the facility
                                          and the Transaction) and of local
                                          counsel, (b) such corporate
                                          resolutions, certificates and other
                                          documents as Bank of America shall
                                          reasonably require, and (c) such
                                          other customary closing documents as
                                          Bank of America shall reasonably
                                          request.

                                   (iii)  Bank of America's satisfactory review
                                          of the purchase agreement (including
                                          all schedules exhibits thereto)
                                          regarding the Acquired Company (the
                                          "Purchase Agreement"). The Purchase
                                          Agreement shall have been consummated
                                          in accordance with the terms thereof
                                          and in compliance with applicable law
                                          and regulatory approvals.  The
                                          Purchase Agreement shall not be
                                          altered, amended or otherwise changed
                                          or supplemented or any condition
                                          therein waived, without the prior
                                          written consent of Bank of America.

                                   (iv)   The proposed corporate capital and
                                          ownership structure (including
                                          articles of incorporation and
                                          by-laws), shareholders agreements and
                                          management of the Borrower and its
                                          subsidiaries (after giving effect to
                                          the Transaction), shall be
                                          satisfactory to Bank of America.

                                   (v)    Bank of America shall have received
                                          and, in each case, approved the
                                          consolidated financial statements of
                                          the Acquired Company and its
                                          subsidiaries for a period to be
                                          determined, including balance sheets,
                                          income and cash flow statements
                                          audited by independent public
                                          accountants of recognized national
                                          standing and prepared in conformity
                                          with GAAP, a pro forma balance sheet
                                          of the Borrower and its subsidiaries
                                          as of the Closing Date giving effect
                                          to the Transaction and the
                                          transactions contemplated hereby and
                                          reflecting estimated purchase price
                                          accounting adjustments, reviewed by
                                          independent public accountants of
                                          recognized national standing, and
                                          such other information relating to
                                          the Transaction as Bank of America
                                          may require.

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Confidential                                               CERIDIAN CORPORATION
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                                   (vi)   There shall not have occurred a
                                          material adverse change since
                                          December 31, 1998 for the Borrower,
                                          or since January 31, 1999 for the
                                          Acquired Company, in the business,
                                          assets, operations, condition
                                          (financial or otherwise) or prospects
                                          of the Borrower and its subsidiaries
                                          or the Acquired Company or in the
                                          facts and information regarding such
                                          entities as represented to date.

                                   (vii)  Receipt of all governmental,
                                          shareholder and third party consents
                                          (including Hart-Scott Rodino
                                          clearance) and approvals necessary
                                          or, in the opinion of Bank of
                                          America, desirable in connection with
                                          the consummation of the Transaction
                                          and the related financings and other
                                          transactions contemplated hereby and
                                          expiration of all applicable waiting
                                          periods without any action being
                                          taken by any authority that could
                                          restrain, prevent or impose any
                                          material adverse conditions on the
                                          Transaction or such other
                                          transactions or that could seek or
                                          threaten any of the foregoing, and no
                                          law or regulation shall be applicable
                                          which in the judgment of Bank of
                                          America could have such effect;
                                          compliance with margin regulations.

                                   (viii) No adverse litigation concerning the
                                          Transaction.

                                   (ix)   The Borrower and its subsidiaries
                                          (including the Acquired Company)
                                          shall be in compliance with all
                                          existing financial obligations (after
                                          giving effect to the Transaction).

                                   (x)    Receipt and review, with results
                                          satisfactory to the Administrative
                                          Agent and its counsel, of information
                                          regarding litigation, tax,
                                          accounting, labor, insurance, pension
                                          liabilities (actual or contingent),
                                          real estate leases, material
                                          contracts, debt agreements, property
                                          ownership, and contingent liabilities
                                          relative to the Acquired Company, the
                                          Borrower, and their respective
                                          subsidiaries.

                                   (xi)   Bank of America shall have received
                                          all fees and expenses required to be
                                          paid on or before Closing.


REPRESENTATIONS
AND WARRANTIES:                    Usual and customary for financings of this
                                   type, including, but not limited to, the following: (i) corporate existence and status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation
                                   (except as previously discussed in writing);
                                   (v) correctness of specified financial
                                   statements and other information and no
                                   material adverse change; (vi) no required governmental or third party approvals;
                                   (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment
                                   Company Act; (ix) ERISA matters;
                                   (x) environmental matters; (xi) payment of taxes; (xii) accuracy of disclosure;
                                   (xiii) Year 2000 preparedness; and
                                   (xiv) consummation of the Transaction.

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                                  Page 3

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Confidential                                               CERIDIAN CORPORATION
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COVENANTS:                         The covenants from the Amended and Restated
                                   Credit Agreement dated December 12, 1995
                                   ("Syndicated Facility") among Ceridian
                                   Corporation, Bank of America NT & SA as
                                   Agent, and The Financial Institutions a Party Thereto shall be restated, with such exceptions as Bank of America may agree. These covenants shall apply to the Facility even if the Amended and Restated Facility is terminated.

                                   The covenants may also include terms or
                                   conditions that are usual and customary for financings of this type generally and for this transaction in particular as determined by the Bank in its sole discretion, including, but not limited to, the following:
                                   (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) delivery of notices of default, material litigation and material governmental and environmental proceedings;
                                   (iv) compliance with laws (including
                                   environmental laws and ERISA matters) and material contractual obligations; (v) payment of taxes; (vi) maintenance of insurance;
                                   (vii) limitation on liens and negative
                                   pledges; (viii) limitation on mergers,
                                   consolidations and sales of assets;
                                   (ix) limitation on investments (including loans and advances) and acquisitions;
                                   (xi) limitation on transactions with
                                   affiliates; (xii) Year 2000 compliance; and
                                   (xiii) Purchaser shall merge with the
                                   Acquired Company by October 29, 1999.

EVENTS OF DEFAULT:                 Usual and customary for financings of this
                                   type generally and for this transaction in particular, including, but not limited to, the following: (i) nonpayment of principal, interest, fees or other amounts,
                                   (ii) violation of covenants, (iii) inaccuracy of representations and warranties,
                                   (iv) cross-default to other material
                                   agreements and indebtedness, (v) bankruptcy and other insolvency events, (vi) material judgments, (vii) ERISA matters, (viii) actual or asserted invalidity of any loan documentation or security interests, or
                                   (ix) change of control.

ASSIGNMENTS AND
PARTICIPATIONS;
SYNDICATION:                       The Bank will be permitted to make
                                   assignments in acceptable minimum amounts to other financial institutions approved by the Borrower, which approval shall not be unreasonably withheld (so long as no event of default under the Facility or incipient default has occurred and is continuing). The
                                   Bank will be permitted to sell participations with voting rights limited to significant, "money" matters. Such documentation shall contain representations and warranties, covenants and events of default that as the same those set forth in the initial, bilateral documentation. The cost of such additional documentation (including fees and expenses of counsel to Bank of America and to the Administrative Agent, NationsBanc
                                   Montgomery Securities LLC) shall be
                                   Borrower's responsibility.

INDEMNIFICATION:                   The Borrower shall indemnify Bank of America
                                   and its affiliates from and against all
                                   losses, liabilities, claims, damages or
                                   expenses arising out of or relating to the Transaction, the Facility, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including the allocated cost of internal counsel) and settlement costs.
                                   This indemnification shall survive and

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                                  Page 4

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Confidential                                               CERIDIAN CORPORATION
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                                   continue for the benefit of the indemnitees
                                   at all times after the Borrower's acceptance of Bank of America's commitment for the Facility, notwithstanding any failure of the Facility to close.

GOVERNING LAW:                     State of Illinois.






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Confidential                                               CERIDIAN CORPORATION
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THIS SUMMARY OF TERMS AND CONDITIONS (THE "TERM SHEET") IS NOT MEANT TO BE, NOR
SHALL IT BE CONSTRUED AS, AN ATTEMPT TO DESCRIBE ALL TERMS AND CONDITIONS THAT WOULD PERTAIN TO THE FACILITY, NOR DO ITS TERMS SUGGEST THE SPECIFIC PHRASING OF DOCUMENTATION CLAUSES. INSTEAD, IT IS INTENDED TO OUTLINE CERTAIN BASIC POINTS OF BUSINESS UNDERSTANDING AROUND WHICH THE FACILITY COULD BE STRUCTURED AND IS SUBJECT TO REVIEW OF LEGAL AND TAX ISSUES.






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Confidential                                               CERIDIAN CORPORATION
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                                     ADDENDUM I
                                 FEES AND EXPENSES

COMMITMENT
FEE: The Borrower will pay a fee (the "Commitment Fee"), as set forth in the Fee Letter.

INTEREST RATES:                    The Facility shall bear interest at a rate
                                   equal to LIBOR plus the Applicable Margin or the Alternate Base Rate (to be defined as the higher of (i) the Bank of America prime rate or (ii) the Federal Funds rate plus .50%).
                                   Such right of reimbursement shall be in
                                   addition to and not in limitation of
                                   customary cost and yield protections.  The
                                   Applicable Margin shall be 75 basis points through day 90 (after Closing), 87.5 basis points through day 120 (after Closing) and 100 basis points thereafter, assuming maintenance at all times of investment grade senior unsecured debt ratings from Moody's and S&P; such margin may be subject to change under the loan agreement, based upon changes in such ratings.

                                   The Borrower may select interest periods of 1, 2, or 3 months (or such other periods acceptable to the Bank) for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

                                   A default rate shall apply on all loans in the event of default under the Facility at a rate per annum of 2% above the applicable interest rate.

CALCULATION OF
INTEREST AND FEES:                 Other than calculations in respect of
                                   interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:         Customary for transactions and Facility of
                                   this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:                          The Borrower will pay all reasonable costs
                                   and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Facility, including, without limitation, the legal fees of counsel to Bank of America (including the allocated cost of internal counsel), regardless of whether or not the Facility is closed. The
                                   Borrower will also pay the expenses of Bank, the Administrative Agent, if any, and the Syndicate Banks in connection with the enforcement of any loan documentation for the Facility.


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